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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 2001

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NEW CENTURY FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6162	33-0683629
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

18400 Von Karman Avenue, Suite 1000
Irvine, California 92612
(949) 440-7030
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Stergios Theologides
Senior Vice President, General Counsel and Secretary
New Century Financial Corporation
18400 Von Karman Avenue, Suite 1000
Irvine, California 92612
(949) 440-7030
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

David A. Krinsky	Allen Z. Sussman
Karen K. Dreyfus	Albert Y. Park
O'Melveny & Myers LLP	Ilyse T. Winnick
610 Newport Center Drive, Suite 1700	Morrison & Foerster LLP
Newport Beach, California 92660	555 West Fifth Street, Suite 3500
(949) 760-9600	Los Angeles, California 90013
(213) 892-5200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

   If the registrant elects to deliver its latest Form 10-K, as amended, to security holders or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box: / /

   If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: /x/. File No. 333-66108

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

Calculation of Registration Fee

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Offering Price Per Shares	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock ($0.01 par value)	575,000 shares	$11.00	$6,325,000	$1,582.00

NEW CENTURY FINANCIAL CORPORATION

    New Century Financial Corporation hereby incorporates by reference into this Registration Statement on Form S-2 in its entirety the Registration Statement on Form S-2 (File No. 333-66108), filed with the Securities and Exchange Commission (the "Commission") on July 25, 2001 and declared effective by the Commission on October 9, 2001, including Amendment No. 1 to Registration Statement, filed with the Commission on August 27, 2001, Amendment No. 2 to Registration Statement, filed with the Commission on October 8, 2001, and each of the documents filed by the Company with the Commission as exhibits thereto.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, County of Orange, State of California, on October 10, 2001.

NEW CENTURY FINANCIAL CORPORATION
By:	/s/ BRAD A. MORRICE Brad A. Morrice Vice Chairman, President and Chief Operating Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert K. Cole	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	October 10, 2001
/s/ BRAD A. MORRICE Brad A. Morrice	Vice Chairman, President, Chief Operating Officer and Director	October 10, 2001
* Edward F. Gotschall	Vice Chairman, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	October 10, 2001
* Fredric J. Forster	Director	October 10, 2001
* Michael M. Sachs	Director	October 10, 2001
* Terrence P. Sandvik	Director	October 10, 2001

* Richard A. Zona	Director	October 10, 2001
*By:	/s/ BRAD A. MORRICE Brad A. Morrice Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Document
5.1	Opinion of O'Melveny & Myers LLP
23.1	Consent of KPMG LLP
23.2	Consent of O'Melveny & Myers LLP. Reference is made to Exhibit 5.1

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NEW CENTURY FINANCIAL CORPORATION
SIGNATURES
EXHIBIT INDEX